EXHIBIT 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

The Sherwin-Williams Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	4.050% Notes due 2024 of The Sherwin- Williams Company	Rule 457(r)	$600,000,000	99.958%	$599,748,000	0.0000927	$55,596.64
	Debt	4.250% Notes due 2025 of The Sherwin- Williams Company	Rule 457(r)	$400,000,000	99.989%	$399,956,000	0.0000927	$37,075.92
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							N/A

(1) This filing fee is calculated in accordance with Rule 457(r) and relates to the Registration Statement on Form S-3 (No. 333-266623) filed by The Sherwin-Williams Company on August 8, 2022.